Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed and declared effective with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted without delivery of a final prospectus supplement and accompanying prospectus. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Free Writing Prospectus filed pursuant to Rule 433,

File No. 333-130439-05

$1,200,000,000 Automobile Receivables Backed Notes

AmeriCredit Automobile Receivables Trust 2007-A-X

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

Supplement, dated January 9, 2007 (subject to completion)

to

Prospectus Supplement, dated January 8, 2007 (subject to completion)

to

Prospectus, dated April 28, 2006

This Supplement should be read in conjunction with the Prospectus Supplement, dated January 8, 2007 (subject to completion), and the Prospectus, dated April 28, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement, or the prospectus supplement or the prospectus to which it relates, is truthful or complete. Any representation to the contrary is a criminal offense.

The depositor and AFS Funding Trust (together, the “co-registrants”) have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the co-registrants have filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-326-5897.

The Prospectus Supplement referenced above is hereby supplemented as follows:

Front Cover Page:

•	The total initial principal amount of the Notes indicated on the top line of the front cover page should read:

$1,200,000,000.

•	The first table on the front cover page should read:

	Principal Amount	Interest Rate	Final Scheduled Distribution Date

Class A-1 Notes

	$217,000,000

		___%

			February 6, 2008

Class A-2 Notes	$348,000,000	___%	November 8, 2010
Class A-3 Notes	$248,000,000	___%	November 7, 2011
Class A-4 Notes	$387,000,000	LIBOR + ___%	October 7, 2013

Total	$1,200,000,000

Summary:

•	The table under “Summary—Description of the Securities” should read:

Class	Initial Note Principal Balance	Interest Rate	Final Scheduled Distribution Date

A-1	$217,000,000	___%	February 6, 2008
A-2	$348,000,000	___%	November 8, 2010
A-3	$248,000,000	___%	November 7, 2011
A-4	$387,000,000	LIBOR +___%	October 7, 2013

•	The last paragraph under “Summary—Statistical Information” should read:

As of January 9, 2007, the automobile loan contracts in the pool are expected to have an aggregate principal balance of approximately $1,290,322,581.

•	The first paragraph under “Summary—Credit Enhancement—Spread Account” should read:

On the closing date, the spread account will be funded with an initial cash deposit of approximately $25,806,452, which is 2.0% of the expected pool balance as of the cutoff date.

•	The first sentence under “Summary—Redemption—Optional Redemption” should read:

On any distribution date on which the aggregate principal balance of the automobile loan contracts declines to 10% or less of the aggregate principal balance of the automobile loan contracts as of the cutoff date, which is expected to be approximately $129,032,258, the notes then outstanding may be redeemed in whole, but not in part, if the servicer or depositor exercises its “clean-up call” option to purchase the automobile loan contract pool.

The Issuing Entity:

•	The section “The Issuing Entity—Capitalization and Liabilities of the Issuing Entity” should read:

Capitalization and Liabilities of the Issuing Entity

The following table illustrates the expected assets of the issuing entity as of the closing date:

Aggregate Principal Balance of Automobile Loan Contracts	$1,290,322,581
Spread Account	$25,806,452

The following table illustrates the expected liabilities of the issuing entity as of the closing date:

Class A-1 Asset Backed Notes	$217,000,000
Class A-2 Asset Backed Notes	$348,000,000
Class A-3 Asset Backed Notes	$248,000,000
Class A-4 Asset Backed Notes	$387,000,000

Total	$1,200,000,000

The issuing entity’s fiscal year ends on December 31.

The Automobile Loan Contracts:

•	The second bullet point of the first paragraph under “The Automobile Loan Contracts—Composition” should read:

As of the cutoff date, the automobile loan contracts are expected to have an aggregate Principal Balance of approximately $1,290,322,581.

Yield and Prepayment Considerations:

•

The table following the paragraph that begins “The tables below which are captioned ‘Percent of Initial Note Principal Balance at Various ABS Percentages’ are based on ABS and were prepared using the following assumptions” should read:

Pool	Aggregate Principal Balance	Gross APR	Assumed Cutoff Date	Remaining Term to Maturity (in Months)	Seasoning (in Months)

1	$25,434,205.37	18.328%	1/1/2007	45	0
2	$241,456,521.34	18.500%	1/1/2007	59	1
3	$1,023,431,853.94	16.814%	1/1/2007	71	1

•	The tables captioned “Percent of Initial Note Principal Balance at Various ABS Percentages” should read as set forth in Appendix A to this Supplement.

Description of the Transaction Documents:

•	The first sentence of the first paragraph under “Description of the Transaction Documents—Credit Enhancement—Spread Account” should read:

On the closing date, the spread account will be funded with an initial cash deposit of approximately $25,806,452.

Underwriting:

•	The four tables following the first paragraph under “Underwriting” should read:

Class A-1 Notes

Principal Amount

Barclays Capital Inc.
Wachovia Capital Markets, LLC
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
UBS Securities LLC

Total	$217,000,000

Class A-2 Notes

Principal Amount

Barclays Capital Inc.
Wachovia Capital Markets, LLC
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
UBS Securities LLC

Total	$348,000,000

Class A-3 Notes

Principal Amount

Barclays Capital Inc.
Wachovia Capital Markets, LLC
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
UBS Securities LLC

Total	$248,000,000

Class A-4 Notes

Principal Amount

Barclays Capital Inc.
Wachovia Capital Markets, LLC
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
UBS Securities LLC

Total	$387,000,000

Appendix A

PERCENT OF INITIAL NOTE PRINCIPAL BALANCE

AT VARIOUS ABS PERCENTAGES

	Class A-1 Notes				Class A-2 Notes

Distribution Date	0.50%	1.00%	1.70%	2.50%	0.50%	1.00%	1.70%	2.50%

Closing Date	100	100	100	100	100	100	100	100
02/06/07	86	83	79	74	100	100	100	100
03/06/07	73	67	58	49	100	100	100	100
04/06/07	60	51	39	24	100	100	100	100
05/06/07	47	36	22	5	100	100	100	100
06/06/07	39	27	8	0	100	100	100	92
07/06/07	32	17	0	0	100	100	97	81
08/06/07	25	7	0	0	100	100	89	71
09/06/07	17	0	0	0	100	98	81	60
10/06/07	10	0	0	0	100	92	73	50
11/06/07	2	0	0	0	100	86	65	40
12/06/07	0	0	0	0	97	80	57	30
01/06/08	0	0	0	0	92	74	49	20
02/06/08	0	0	0	0	87	68	41	10
03/06/08	0	0	0	0	82	62	34	0
04/06/08	0	0	0	0	78	56	26	0
05/06/08	0	0	0	0	73	50	18	0
06/06/08	0	0	0	0	68	45	11	0
07/06/08	0	0	0	0	65	40	5	0
08/06/08	0	0	0	0	60	34	0	0
09/06/08	0	0	0	0	55	28	0	0
10/06/08	0	0	0	0	50	23	0	0
11/06/08	0	0	0	0	46	17	0	0
12/06/08	0	0	0	0	41	11	0	0
01/06/09	0	0	0	0	38	8	0	0
02/06/09	0	0	0	0	33	2	0	0
03/06/09	0	0	0	0	28	0	0	0
04/06/09	0	0	0	0	23	0	0	0
05/06/09	0	0	0	0	18	0	0	0
06/06/09	0	0	0	0	14	0	0	0
07/06/09	0	0	0	0	11	0	0	0
08/06/09	0	0	0	0	6	0	0	0
09/06/09	0	0	0	0	1	0	0	0
10/06/09	0	0	0	0	0	0	0	0
11/06/09	0	0	0	0	0	0	0	0
12/06/09	0	0	0	0	0	0	0	0
01/06/10	0	0	0	0	0	0	0	0
02/06/10	0	0	0	0	0	0	0	0
03/06/10	0	0	0	0	0	0	0	0
04/06/10	0	0	0	0	0	0	0	0
05/06/10	0	0	0	0	0	0	0	0
06/06/10	0	0	0	0	0	0	0	0
07/06/10	0	0	0	0	0	0	0	0
08/06/10	0	0	0	0	0	0	0	0
09/06/10	0	0	0	0	0	0	0	0
10/06/10	0	0	0	0	0	0	0	0
11/06/10	0	0	0	0	0	0	0	0
12/06/10	0	0	0	0	0	0	0	0
01/06/11	0	0	0	0	0	0	0	0
02/06/11	0	0	0	0	0	0	0	0
03/06/11	0	0	0	0	0	0	0	0
04/06/11	0	0	0	0	0	0	0	0
05/06/11	0	0	0	0	0	0	0	0
06/06/11	0	0	0	0	0	0	0	0
07/06/11	0	0	0	0	0	0	0	0
08/06/11	0	0	0	0	0	0	0	0
09/06/11	0	0	0	0	0	0	0	0
10/06/11	0	0	0	0	0	0	0	0
11/06/11	0	0	0	0	0	0	0	0
12/06/11	0	0	0	0	0	0	0	0
01/06/12	0	0	0	0	0	0	0	0
02/06/12	0	0	0	0	0	0	0	0
03/06/12	0	0	0	0	0	0	0	0
04/06/12	0	0	0	0	0	0	0	0

Weighted Average Life (years)	0.37	0.29	0.22	0.18	1.77	1.36	1.00	0.76

PERCENT OF INITIAL NOTE PRINCIPAL BALANCE

AT VARIOUS ABS PERCENTAGES

	Class A-3 Notes				Class A-4 Notes

Distribution Date	0.50%	1.00%	1.70%	2.50%	0.50%	1.00%	1.70%	2.50%

Closing Date	100	100	100	100	100	100	100	100
02/06/07	100	100	100	100	100	100	100	100
03/06/07	100	100	100	100	100	100	100	100
04/06/07	100	100	100	100	100	100	100	100
05/06/07	100	100	100	100	100	100	100	100
06/06/07	100	100	100	100	100	100	100	100
07/06/07	100	100	100	100	100	100	100	100
08/06/07	100	100	100	100	100	100	100	100
09/06/07	100	100	100	100	100	100	100	100
10/06/07	100	100	100	100	100	100	100	100
11/06/07	100	100	100	100	100	100	100	100
12/06/07	100	100	100	100	100	100	100	100
01/06/08	100	100	100	100	100	100	100	100
02/06/08	100	100	100	100	100	100	100	100
03/06/08	100	100	100	100	100	100	100	100
04/06/08	100	100	100	87	100	100	100	100
05/06/08	100	100	100	74	100	100	100	100
06/06/08	100	100	100	61	100	100	100	100
07/06/08	100	100	100	49	100	100	100	100
08/06/08	100	100	97	37	100	100	100	100
09/06/08	100	100	87	25	100	100	100	100
10/06/08	100	100	77	13	100	100	100	100
11/06/08	100	100	67	1	100	100	100	100
12/06/08	100	100	57	0	100	100	100	93
01/06/09	100	100	50	0	100	100	100	87
02/06/09	100	100	41	0	100	100	100	80
03/06/09	100	95	31	0	100	100	100	73
04/06/09	100	87	22	0	100	100	100	66
05/06/09	100	79	13	0	100	100	100	59
06/06/09	100	72	4	0	100	100	100	53
07/06/09	100	66	0	0	100	100	98	47
08/06/09	100	59	0	0	100	100	93	41
09/06/09	100	51	0	0	100	100	88	35
10/06/09	94	44	0	0	100	100	82	0
11/06/09	87	36	0	0	100	100	77	0
12/06/09	79	29	0	0	100	100	72	0
01/06/10	72	21	0	0	100	100	67	0
02/06/10	65	14	0	0	100	100	63	0
03/06/10	58	7	0	0	100	100	58	0
04/06/10	51	0	0	0	100	100	54	0
05/06/10	44	0	0	0	100	95	49	0
06/06/10	36	0	0	0	100	91	45	0
07/06/10	29	0	0	0	100	87	41	0
08/06/10	22	0	0	0	100	82	37	0
09/06/10	15	0	0	0	100	78	34	0
10/06/10	8	0	0	0	100	74	0	0
11/06/10	1	0	0	0	100	70	0	0
12/06/10	0	0	0	0	96	66	0	0
01/06/11	0	0	0	0	91	62	0	0
02/06/11	0	0	0	0	87	58	0	0
03/06/11	0	0	0	0	82	54	0	0
04/06/11	0	0	0	0	78	51	0	0
05/06/11	0	0	0	0	73	47	0	0
06/06/11	0	0	0	0	69	44	0	0
07/06/11	0	0	0	0	64	40	0	0
08/06/11	0	0	0	0	60	37	0	0
09/06/11	0	0	0	0	55	33	0	0
10/06/11	0	0	0	0	51	0	0	0
11/06/11	0	0	0	0	46	0	0	0
12/06/11	0	0	0	0	42	0	0	0
01/06/12	0	0	0	0	38	0	0	0
02/06/12	0	0	0	0	35	0	0	0
03/06/12	0	0	0	0	31	0	0	0
04/06/12	0	0	0	0	0	0	0	0
Weighted Average Life (years)	3.27	2.68	2.00	1.51	4.72	4.19	3.27	2.41